Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-30209, 333-175660, 333-50912, 333-88313, 333-106325, 333-153740, 333-153741 and 333-182164) of Edgewater Technology, Inc. of our report dated March 8, 2013, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 8, 2013